UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials:

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UNIVERSAL HEALTH SERVICES, INC.

April 20, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on Wednesday, May 17, 2006, at 10:00 a.m., for the following purposes:

(1)	the election of three directors by the holders of Class A and Class C Common Stock; and

(2)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by promptly signing and returning your Proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for your comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller

Chairman, President and

Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2006

Notice is hereby given that the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 17, 2006 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(i)	the election of three directors by the holders of Class A and Class C Common Stock; and

(ii)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a Company stockholder of record at the close of business on April 6, 2006.

You are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 20, 2006

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of Proxy (first mailed to stockholders on or about April 20, 2006) are furnished in connection with the solicitation by our Board of Directors of Proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on Wednesday, May 17, 2006 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. It is important to note that holders of Class B and D Common Stock are not being asked to vote on any proposals at the Annual Meeting, but we are requesting that you return your Proxy Cards.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock elect three Class I directors, to serve for a term of three years until the annual election of directors in 2009 and the election and qualification of their respective successors; and (2) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: How may I obtain your Annual Report for 2005?

A:	A copy of our Annual Report to Stockholders, including financial statements for the year ended December 31, 2005, is enclosed herewith. Refer to question 26 for information on how to request additional information from us.

4.	Q: Who may attend the Annual Meeting?

A:	Stockholders of record as of the close of business on April 6, 2006, or their duly appointed Proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our Common Stock as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record as of the close of business on April 6, 2006 are entitled to vote at the Annual Meeting. On that date, 3,328,404 shares of Class A Common Stock, par value $.01 per share,

335,800 shares of Class C Common Stock, par value $.01 per share, 50,472,606 shares of Class B Common Stock, par value $.01 per share, and 25,619 shares of Class D Common Stock, par value $.01 per share, were outstanding. It is important to note that holders of Class B and D Common Stock are not being asked to vote on any proposals at the Annual Meeting, but we are requesting that you return your Proxy cards.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of Proxies is being made by the Board of Directors by mail. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7.	Q: What items of business will be voted on at the Annual Meeting?

A:	The holders of Class A and C Common Stock will elect three Class I directors, to serve for a term of three years until the annual election of directors in 2009. Other than the election of Class I directors, we know of no other business to be presented for action. Holders of Class B and D Common Stock are not being asked to vote on any proposals at the Annual Meeting, but we are requesting that you return your Proxy cards.

8.	Q: How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that holders of Class A and C Common Stock vote shares “FOR” each of the nominees to the Board of Directors.

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, your signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto.

10.	Q: How do I vote?

A:	A separate form of Proxy applies to our Class A and Class C Common Stock and a separate form of Proxy applies to our Class B and Class D Common Stock. Enclosed is a Proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each Proxy card you receive and returning it in the enclosed prepaid envelope. With respect to the holders of Class A and Class C Common Stock, unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for directors.

11.	Q: If I am a holder of Class B or Class D Common Stock, should I return my Proxy?

A:	Yes. Even though holders of Class B and Class D Common Stock are not being asked to vote on any proposals at the Annual Meeting, as for any business that may properly come before the Annual Meeting, the signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto. Other than the election of Class I directors, we know of no other business to be presented for action.

12.	Q: Can I vote by telephone or electronically?

A:	No. In previous years, instead of submitting your vote by mail on the enclosed Proxy card, your vote could have been submitted by telephone or electronically, via the Internet. This year, telephone and electronic voting are not available because holders of Class B and Class D Common Stock are not being asked to vote on any proposals at the Annual Meeting. We are requesting, however, that all stockholders return their signed Proxy cards.

13.	Q: Can I change or revoke my vote?

A:	Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

14.	Q: How do I vote my shares if they are held in the name of my broker (street name)?

A:	If your shares are held through a broker or other nominee, often referred to as in “street name,” your broker or nominee will provide you with a form seeking instruction on how your shares should be voted.

15.	Q: What is the vote required to approve each proposal?

A:	The director nominees receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, present in person or represented by Proxy and entitled to vote, a quorum being present, shall be elected as the Class I directors.

16.	Q: What constitutes a “quorum”?

A:	The holders of a majority of the common stock votes issued and outstanding and entitled to vote, either in person or represented by Proxy constitutes a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17.	Q: What are our voting rights with respect to the election of directors?

A:

Our Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of

Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share.

Each holder of Class A Common Stock may cumulate his or her votes for directors giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares of Class A Common Stock, or he or she may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Class A Common Stock to exercise his or her cumulative voting rights, the stockholder must give notice at the meeting of such intention to cumulate votes.

As of April 6, 2006, the shares of Class A and Class C Common Stock constituted 6.8% of the aggregate outstanding shares of our Common Stock, had the right to elect six members of the Board of Directors and constituted 85.9% of our general voting power; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options), constituted 93.2% of the outstanding shares of our Common Stock, had the right to elect two members of the Board of Directors and constituted 14.1% of our general voting power.

18.	What are our voting rights with respect to matters other than the election of directors?

A:	As to matters other than the election of directors, our Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law. Other than the election of directors, we know of no other business to be presented for action at the Annual Meeting.

Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in its discretion, may require beneficial owners to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from our stock records.

19.	Q: What if I abstain from voting?

A:

Stockholders entitled to vote for the election of directors can withhold the authority to vote for any nominee. If you attend the meeting or send in your signed Proxy with instructions to withhold authority to vote for one or more nominees, you will be counted for the purposes of determining whether quorum exists. Abstentions and instructions on the accompany Proxy card to withhold authority to vote will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

20.	Q: Will my shares be voted if I do not sign and return my Proxy card?

A:	If you are a registered stockholder and you do not sign and return your Proxy card, your shares will not be voted at the Annual Meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, the proposals relating to the election of directors are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

21.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Since the election of directors is a routine matter, a broker may turn in a Proxy card voting shares at their discretion and without receiving instructions from you.

22.	Q: What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the respective nominees for director receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

23.	Q: Who will count the votes?

A:	The Secretary will count the Class A and Class C votes and serve as inspector of elections.

24.	Q: When are stockholder proposals due in order to be included in our Proxy Statement for the 2007 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2007 Annual Meeting must be received by us no later than December 22, 2006. This date provides sufficient time for inclusion of the proposal in the 2007 proxy materials.

25.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, telephone (610) 768-3300. If you want to receive separate copies of the Proxy Statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

26.	Q: How can I obtain additional information about the Company?

A:	Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2005 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhsinc.com. Copies of these reports will be sent without charge to any shareholder requesting it in writing to our Secretary at Universal Health Services, Inc., Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2006, the number of shares of our equity securities and the percentage of each class owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of our general voting power currently held, by (i) all stockholders known by us to own more than 5% of any class of our equity securities, (ii) all of our directors and nominees who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

	Title of Class								Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)

Leatrice Ducat National Disease Research Interchange 401 N. Michigan Avenue Suite 1200 Chicago, IL 60611			9,500	(5)(13)					(5)

John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902			9,500	(5)(13)					(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 245 Park Avenue, 20th Floor New York, NY 10167			43,634	(5)(13)					(5)

Alan B. Miller	2,767,103	(6)	3,935,113	(4)(6)(13) (14)(15)	330,844				83%
	(83.1%)		(7.8%)		(98.5%)

Marc D. Miller	520,197	(7)	928,900	(13)(14)					1.5%
	(15.6%)		(1.8%)

Robert A. Meister Aon Group, Inc. 222 Lakeview Avenue Suite 510 West Palm Beach, FL 33401			2,500	(5)(13)					(5)

Anthony Pantaleoni Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, NY 10103	8,904	(5)(16)	36,695	(4)(5)(8)(13)	1,096	(5)	560	(5)	(5)

	Title of Class								Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)

John F. Williams, Jr., M.D. The George Washington University 2300 I Street, N.W. Suite 713E Washington, DC 20037			9,099	(5)(13)					(5)

Debra K. Osteen			60,433	(5)(13)					(5)

Kevin J. Gross									(5)

Steve G. Filton			125,317	(5)(13)					(5)

Richard C. Wright	24,800	(5)	41,379	(4)(5)(13)	3,100	(5)	700	(5)	(5)

Wellington Management Company, LLP 75 State Street Boston, MA 02109			2,891,100 (5.68%)	(9)					(5)

Private Capital Management, L.P. 3003 Tamiami Trail North Naples, FL 33940			9,082,236 (17.8%)	(10)					(5)

FMR Corp. 82 Devonshire Street Boston, MA 02109			4,935,630 (9.7%)	(11)					(5)

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105			3,175,563 (6.24%)	(12)					(5)

All directors & executive officers as a group (12 persons)	3,321,004 (99.8%)		4,802,070 (9.5%)		335,040 (99.8%)		1,260 (4.9%)		86.0%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).
(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1% of the class of stock or general voting power, as applicable.

(6)	Includes 200,000 shares of Class A Common Stock which are beneficially owned by Mr. Miller and are held by Mr. Miller in trust for the benefit of his spouse; and 460,815 shares of Class A Common Stock which are held by The Alan B. Miller 2004 GRAT of which Mr. Miller and Mr. Pantaleoni are trustees, for the benefit of Mr. Miller and his children, as remainder beneficiaries.
(7)	Includes 75,750 shares of Class A Common Stock which are held by three trusts (the “2002 Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is the son of Alan B. Miller and a director nominee and employee) and Mr. Pantaleoni are trustees; and 444,447 shares held by the A. Miller Family, LLC, whose members are the 2002 Trusts. Marc D. Miller is the sole manager of the A. Miller Family, LLC and during his tenure as such, has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC. Pursuant to the limited liability company agreement, only Alan B. Miller can remove Marc D. Miller as manager.
(8)	Includes 3,780 shares of Class B Common Stock and 560 shares of Class D Common Stock which are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.
(9)	These securities are held by Wellington Management Company, LLP, a registered investment advisor. Information is based on Schedule 13G dated February 14, 2006.
(10)	These securities are held by Private Capital Management, LP. a registered investment advisor. Information is based on Amendment No. 4 to Schedule 13G dated February 14, 2006.
(11)	These securities are held by FMR Corp. Information is based on Amendment No. 2 to Schedule 13G dated February 14, 2006.
(12)	These securities are held by Barclays Global Investors, N.A. Information is based on Schedule 13G dated February 14, 2006.
(13)	Includes 105,500 shares issuable pursuant to stock options to purchase Class B Common Stock held by our directors and executive officers and exercisable within 60 days of March 31, 2006 as follows: Leatrice Ducat (7,500); John H. Herrell (7,500); Robert H. Hotz (7,500); Robert A. Meister (2,500); Alan B. Miller (22,500); Marc D. Miller (6,750); Anthony Pantaleoni (17,500); John F. Williams, Jr., M.D. (7,500); Debra K. Osteen (12,500); Steve Filton (8,750); and Richard C. Wright (5,000).
(14)	Includes 400,000 shares held by MMA Family LLC (“MMA”). Marc D Miller is the manager of the MMA and Alan B. Miller is the special manager. As special manager, Alan B. Miller has the sole dispositive power and as manager, Marc D. Miller has sole voting power with respect to these shares.
(15)	Includes 319,340 restricted shares awarded pursuant to our Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan. These shares are subject to forfeiture and vesting upon the terms and conditions set forth herein under “Executive Compensation” and our “Compensation Committee Report on Executive Compensation”.
(16)	Does not include (i) 536,565 shares of Class A Common Stock which are held by four trusts of which Mr. Pantaleoni is a trustee, for the benefit of Mr. Miller and/or certain members of his family and (ii) 444,447 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts of which Mr. Pantaleoni is a trustee. Mr. Pantaleoni disclaims any beneficial interest in the shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at eight members, and is divided into three classes, with members of each class serving for a three-year term. In March 2006, the Board of Directors voted to increase the number of directors from seven to eight directors. In accordance with our Restated Certificate of Incorporation, the Class I directors were increased from two to three. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting and, in the case of this Annual Meeting, a director will be elected to fill the vacancy in the Class I directors. Under our Restated Certificate of Incorporation, holders of shares of our outstanding Class B and Class D Common Stock are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in each of Class II and Class III, and the holders of Class A and Class C Common Stock are entitled to elect the remaining six directors, three in Class I, one in Class II, and two in Class III.

The persons listed below include our Board of Directors and nominees. The term of the two current Class I directors, Mr. John H. Herrell and Ms. Leatrice Ducat, expires at the 2006 Annual Meeting. Mr. Marc D. Miller is not a current director and has been nominated to fill the vacancy in the Class I directors. Mr. John H. Herrell, Ms. Leatrice Ducat and Mr. Marc D. Miller have been nominated to be elected by the holders of Class A and Class C Common Stock. We have no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected.

Mr. Marc D. Miller is the son of Mr. Alan B. Miller, our Chief Executive Officer and Chairman of the Board. He was recommended for nomination by the Board of Directors.

The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

NOMINEES
John H. Herrell	I	A Common C Common	65	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Leatrice Ducat	I	A Common C Common	73	President and Founder, National Disease Research Interchange since 1980; President and Founder, Human Biological Data Interchange since 1988; Founder, Juvenile Diabetes Foundation, National and International Organization.	1997

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

NOMINEES
Marc D. Miller	I	A Common C Common	35	Our Vice President since January 2005. Regional Vice-President of Acute Care Division since August 2004; Assistant Vice President of Universal Health Services, Inc. and Group Director, of Acute Care Division, Eastern Region since June 2003; CEO/Managing Director at Central Montgomery Medical Center from February 2002 to May 2003; Chief Operating Officer at Wellington Regional Medical Center from October 2000 to February 2002; Assistant Administrator at The George Washington University Hospital from August 1999 to October 2000. Son of Alan B. Miller, our Chief Executive Officer and Chairman of the Board.	N/A

DIRECTORS WHOSE TERMS EXPIRE IN 2007
Anthony Pantaleoni	II	A Common C Common	66	Of Counsel to the law firm of Fulbright & Jaworski L.L.P., New York, New York. Director of AAON, Inc. We utilized during the year ended December 31, 2005 and currently utilize the services of Fulbright & Jaworski L.L.P. as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	61	Senior Managing Director, Co-Head of Corporate Finance. Member of the Board of Directors and Operating Committee, Houlihan Lokey Howard & Zukin, New York, NY since June 2002; former Senior Vice Chairman, Investment Banking for the Americas, UBS Warburg, LLC, New York, NY.	1991

DIRECTORS WHOSE TERMS EXPIRE IN 2008
Alan B. Miller	III	A Common C Common	68	Our Chairman of the Board, President and Chief Executive Officer since 1978. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Trustee of Universal Health Realty Income Trust. Director of Penn Mutual Life Insurance Company and Broadlane, Inc. Father of Marc D. Miller, a nominee to the Board of Directors and our Vice President.	1978

Robert A. Meister	III	A Common C Common	64	Vice Chairman of Aon Group, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation since 1991.	2004

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

John F. Williams, Jr., M.D., Ed.D.	III	B Common D Common	57	University Provost of The George Washington University since January 1, 2003; Vice President for Health Affairs of The George Washington University since 1997; Dean of The George Washington University from 1997 through 2003; Prior thereto, Medical Director of The George Washington University Hospital, and Associate Vice President for Graduate Medical Education at the School of Medicine and Health Sciences; Member of the American Public Health Association, the American Medical Association, the New York Academy of Sciences, the American Society of Anesthesiologists and the Society of Critical Care Medicine.	1999

Vote Required

The nominees receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, present in person or represented by Proxy and entitled to vote, a quorum being present, shall be elected as the Class I Directors. Only votes cast for a nominee will be counted, except that the accompanying Proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany Proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2005 and written representations for our executive officers and directors, we believe that during the 2005 fiscal year, the officers, directors and holders of more than 10% of our Class A and Class B Common Stock complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table shows all the compensation during the past three years awarded to, earned by, or paid to our Chairman of the Board, President, and Chief Executive Officer, our three other most highly compensated executive officers and one additional individual who ceased being a Senior Vice President and Officer of the Company during the second quarter of 2005.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long-term compensation awards*
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (a)	Restricted stock awards ($) (b)	Securities Underlying Options (#)	All other compen- sation ($) (c)
Alan B. Miller, Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$1,180,965 1,135,540 1,091,800	$2,549,000 0 737,000	$0 179,812 7,406,563	$5,869,141 0 0	90,000 0 0	$169,526 169,376 169,226

Steve G. Filton, Senior Vice President and Chief Financial Officer	2005 2004 2003	$367,514 330,011 286,500	$114,000 0 129,000	$51,275 389,319 529,684	$0 0 0	35,000 0 0	$6,300 6,150 6,000

Debra K. Osteen, Senior Vice President	2005 2004 2003	$345,013 312,011 290,000	$280,000 117,004 189,000	$151,316 69,768 138,103	$0 0 0	35,000 3,000 3,000	$6,300 6,150 6,000

Richard C. Wright, Vice President	2005 2004 2003	$253,760 245,536 234,153	$46,000 189,000 108,079	$199,827 258,045 277,138	$0 0 0	20,000 0 0	$6,300 6,150 6,000

O. Edwin French, former Senior Vice President (d)	2005 2004 2003	$237,509 462,522 425,000	$0 0 100,000	$0 0 0	$0 0 281,550	0 0 40,000	$6,300 6,150 6,000

(a)	Prior to July 1, 2002, we loaned employees funds to pay the income tax liabilities incurred upon the exercise of their stock options (“Loan Program”). Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by us. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. Other annual compensation represents forgiveness of principal under the Loan Program.

(b)	Restricted stock awards represent the value of the Class B Common Shares issued in connection with the Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan (the “2001 Plan”). Unless otherwise indicated, restrictions on the shares granted pursuant to the 2001 Plan will lapse ratably on the third, fourth and fifth anniversary dates of the award. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

In March 2005, Alan B. Miller was granted 319,340 shares of restricted stock (market value of $15,705,141 on the date of grant), pursuant to the 2001 Plan, which were scheduled to vest ratably on the first, second and third anniversary dates of the award, subject to the satisfaction of certain performance criteria. 200,000 of the shares of restricted stock (market value of $9,836,000 on the date of grant) were subject to forfeiture in the event that we did not achieve specified earnings per share from continuing operations target for 2005, and the remaining 119,340 shares of restricted stock (market value of $5,869,141 on the date of grant) were subject to forfeiture in the event that we did not achieve a specified return of capital for 2005. As a result of the Company’s failure to achieve the 2005 earnings per share from continuing operations target, 200,000 shares of restricted stock have been cancelled. Since the Company achieved the specified return of capital target for 2005, 119,340 shares of restricted stock (market value of $5,577,951 on December 31, 2005) will vest in accordance with the previously established vesting schedule. The market value on the date of grant of the 119,340 shares is reflected on the table above as 2005 Restricted Stock Awards.

In July 2003, 6,081 shares of restricted stock were granted to Mr. O. Edwin French market value of $281,550 on the date of grant under the 2001 Plan. These shares were cancelled during the second quarter of 2005 (see (d)).

In September 2002, restricted stock awards were granted to the following individuals pursuant to the 2001 Plan: 17,528 shares to Steve G. Filton (market value of $896,557 on the date of grant); 14,261 shares to Debra K. Osteen (market value of $729,450 on date of grant), and 11,669 shares to Richard C. Wright (market value of $596,869 on date of grant). On September 30, 2005, one-third of the restricted shares awarded in September 2002, pursuant to the 2001 Plan, became fully vested as follows: 5,843 shares to Mr. Filton (market value of $276,958 on vesting date); 4,754 shares to Ms. Osteen (market value of $225,340 on vesting date), and 3,890 shares to Mr. Wright (market value of $184,386 on vesting date). At December 31, 2005 there were unvested restricted stock awards outstanding to each of these individuals as follows: 11,685 shares for Steve G. Filton (market value of $597,688 on date of grant); 9,507 shares for Debra K. Osteen (market value of $486,283 on date of grant), and 7,779 shares for Richard C. Wright (market value of $397,896 on date of grant). The market value of these shares of restricted stock on December 31, 2005 are $546,157, $444,357 and $363,590, respectively, for Mr. Filton, Ms. Osteen and Mr. Wright. The unvested shares of restricted stock outstanding at December 31, 2005 are scheduled to vest ratably on September 30, 2006 and September 30, 2007, assuming each individual remains employed by the Company.

(c)	All other compensation for Mr. Miller includes imputed interest income of $163,226 in each of 2005, 2004 and 2003, resulting from the split dollar, second to die insurance agreements, covering policies with combined face values of $30.5 million entered into in January 2002 and $16.0 million entered into in October 1998 (see “Split Dollar Life Insurance Agreements” for additional disclosure). Other compensation for Mr. Miller also includes $6,300 in 2005, $6,150 in 2004 and $6,000 in 2003 of 401(k) matching contributions made by us. All other compensation in all years presented for Messrs. Filton, Wright and French and Ms. Osteen consist of 401(k) matching contributions made by the Company.

(d)	During the second quarter of 2005, Mr. O. Edwin French ceased being the Senior Vice President and an Officer of the Company.

As part of our Executive Incentive Plan, target levels of net income and return on assets for us as a whole are recommended on an annual basis by our senior management and approved by the Compensation Committee of the Board of Directors which administers the Executive Incentive Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Grants (#) (a)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date

Name					5%	10%
Alan B. Miller	90,000	8.88%	$48.85	3/14/2010	$1,214,672	$2,684,107
Steve G. Filton	35,000	3.45%	$48.85	3/14/2010	$472,372	$1,043,819
Debra K. Osteen	35,000	3.45%	$48.85	3/14/2010	$472,372	$1,043,819
Richard C. Wright	20,000	1.97%	$48.85	3/14/2010	$269,927	$596,468
O. Edwin French	0	0.0%	N/A	N/A	$0	$0

(a)	Options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth anniversaries of the date of grant, assuming each individual remains employed by us. The options expire five years after the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable (3)
Alan B. Miller	1,000,000	$8,277,700	0	90,000	$0	$0
Steve G. Filton	80,000	$662,216	0	35,000	$0	$0
Debra K. Osteen	94,000	$1,620,333	2,250	38,750	$15,105	$20,595
Richard C. Wright	40,000	$637,748	0	20,000	$0	$0
O. Edwin French	40,750	$518,258	0	0	$0	$0

(1)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on the date of exercise.

(2)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 30, 2005 of $46.74 per share.

(3)	Except for certain unexercisable options outstanding to Debra K. Osteen, all unexercisable options at December 30, 2005 had an exercise price greater than the market price.

Executive Retirement Income Plan

In October, 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with us may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 and is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of full years (not to exceed 10) of the participant’s active employment with the us. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. The estimated annual benefits payable (for the 60 months in which the participant receives benefits) upon retirement at age 65 for each of Alan B. Miller, Steve G. Filton, Debra K. Osteen and Richard C. Wright assuming their annual compensation increases by 4% annually, would be $369,000, $199,000, $172,000 and $93,000 respectively. If an employee ceases employment with us prior to age 62, or an employee has not completed at least 10 years of active employment with us, no retirement income will be payable to the participant unless the Board of Directors determines otherwise.

Employment Agreement

We have entered into an amended and restated employment agreement with Alan B. Miller as of November 14, 2001 (the “Employment Agreement”) pursuant to which Mr. Miller will act as our President and Chief Executive Officer until December 31, 2007 or, if we or Mr. Miller so elects, until December 31, 2012. In addition, the Employment Agreement provides for a five-year consulting arrangement commencing upon the expiration of the term of Mr. Miller’s active employment, during which period he will be paid an annual fee equal to one-half of his base salary in effect at the expiration of the term of active employment. During the period of his active employment, Mr. Miller earned a salary of $1,180,965 for the year ended December 31, 2005, to be increased in each year thereafter by an amount at least equal to the percentage increase in the consumer price index over the previous year. Mr. Miller is also entitled to an annual bonus of at least $100,000, payment of insurance premiums, other fringe benefits previously enjoyed in accordance with past practice, as well as such other compensation as the Board of Directors may determine in its discretion. Mr. Miller may be discharged only for cause or permanent disability. In connection with the Employment Agreement, Mr. Miller has agreed not to compete us during the term of the Employment Agreement and for a period of one year after termination if he is terminated for cause.

Split Dollar Life Insurance Agreements

In October 1998, we entered into split dollar life insurance agreements, with a combined face value of $16.0 million, in connection with second to die insurance policies issued on the lives of Alan B. Miller and his wife and owned by the Alan B. Miller 1998 Dual Life Insurance Trust (the “1998 Trust”). This agreement and the related collateral assignment were assumed by and assigned to us in October 1998. As currently in force, this agreement requires us to make annual premium payments on the policies and gives us an economic interest in the policies. We are entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments.

Our interest in each policy is secured by a collateral assignment of the policy. In 2003, 2004 and 2005, we, with the consent of Mr. Miller, did not pay the annual premiums on these policies. We entered into two additional split dollar life insurance agreements, with a combined face value of $30.5 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. These agreements and the related collateral assignments were assumed by and assigned to us in January 2002. As currently in force, these agreements require us to make annual premium payments on the policies and give us an economic interest in the policies. In January, 2002, we made premium payments pursuant to these agreements of $942,274, and the 2002 Trust reimbursed us the one-year term cost of the insurance protection to which the 2002 Trust is entitled under the insurance policies pursuant to these split dollar life insurance agreements. Such cost is determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance protection, which, subject to and until changed, shall be the lesser of the current published one-year term rates of the issuing insurance company pursuant to the guidelines set forth in Rev. Rul. 66-110 and Rev. Rul. 67-154 or the Table 2001 set forth in IRS Notice 2002-8. We are entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. Our interest in each policy is secured by a collateral assignment of the policy. In 2003, 2004 and 2005, we, with the consent of Mr. Miller, did not pay the annual premiums on these two additional policies.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The report of the Compensation Committee (the “Committee”) shall not be deemed incorporated by reference by any general statement incorporating by reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Company believes that executive compensation should be closely related to the value delivered to stockholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and reflect Company performance. Both short-term and long-term incentive compensation are based on Company performance and the value received by stockholders.

In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the Company’s strategic business goals. In doing so, the compensation programs reflect the following themes:

•	Compensation should encourage increased stockholder value.

•	Compensation programs should support the short-term and long-term strategic business goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions toward business goals.

•	Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

The Company’s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

Base Salary

The Company’s salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and general economic conditions.

Chief Executive Officer Compensation

The annual base salary for Alan B. Miller, the Company’s President and Chief Executive Officer, is currently $1,180,965, which is unchanged from 2005. Although the Committee has not yet considered Mr. Miller’s 2006 salary increase, pursuant to Mr. Miller’s Employment Agreement, he is entitled to an annual salary increase of an amount at least equal to the percentage increase in the consumer price index over the prior year. Mr. Miller’s compensation is based upon the Company’s compensation philosophy and the factors set forth herein and his Employment Agreement discussed herein.

Short-Term Incentives

Universal Health Services, Inc. 2005 Executive Incentive Plan

In June 2005, the Company’s stockholders approved the adoption of the Universal Health Services, Inc. 2005 Executive Incentive Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is intended to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation.

Annual incentive compensation may be awarded under the Executive Incentive Plan to members of senior management and other executive officers of the Company and its affiliates, as selected by the Committee for any calendar year.

The amount of a participant’s incentive award for a calendar year are based upon the participant’s target bonus amount and the extent to which the performance goal(s) applicable to the participant are achieved. For each calendar year, a participant’s target bonus amount will be equal to a fixed percentage of the participant’s annual rate of base salary (determined as of the beginning of the calendar year).

For each calendar year, the Committee will establish performance goals for each participant, using such business criteria and other measures of performance as it may deem appropriate; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will establish objective performance goals based upon one or more of the following business criteria:

(i)	attainment of certain target levels of, or a specified increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii)	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;

(iii)	attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv)	attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the committee;

(v)	attainment of certain target levels of, or a specified increase in, earnings per share or earnings per share from continuing operations;

(vi)	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital;

(vii)	attainment of certain target levels of, or a specified increase in, after-tax return on stockholders’ equity;

(viii)	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; and/or

(ix)	attainment of certain target levels in the fair market value of the Class B Common Stock or growth in the value of an investment in the Class B Common Stock assuming the reinvestment of dividends.

For each calendar year, the Committee will establish a performance factor or a range of performance factors for each participant, based on varying levels of attainment of the performance goals for the year. The performance factor(s) will be used to determine the portion, if any, of the participant’s target bonus amount that is earned for the year. If the target level performance goals for a year are achieved (but not exceeded), the participant will be entitled to an incentive bonus for the year equal to 100% of the participant’s target bonus amount.

In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target bonus amount, performance goals and performance factors with respect to any calendar year will be established in writing by the committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Committee will determine the amount, if any, of the incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied.

The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million.

Awards

In March 2006, the Committee certified the attainment of fiscal year 2005 performance grants, and authorized the payments of annual incentive bonuses under the Company’s Executive Incentive Plan to Alan B. Miller, Debra K. Osteen, Steve G. Filton, and Richard C. Wright, in respect of the year ended December 31, 2005. Alan B. Miller, the Company’s President and Chief Executive Officer, was awarded $549,000. Consistent with previous years, the amount of Mr. Miller’s annual incentive bonus was determined as a percentage of his annual salary based on the achievement of corporate performance criteria, and equaled 46% of his annual base salary for 2005. Ms. Osteen, a Senior Vice President, was awarded $280,000. Consistent with previous years, the amount of Ms. Osteen’s annual incentive bonus was determined as a percentage of her annual salary based on the achievement of divisional and corporate performance criteria, and equaled 81% of her annual base salary for 2005. Steve G. Filton, a Senior Vice President and Chief Financial Officer, was awarded $114,000. Consistent with previous years, the amount of Mr. Filton’s annual incentive bonus was determined as a percentage of his annual salary based on the achievement of corporate performance criteria, and equaled 31% of his annual base salary for 2005. Richard C. Wright, the Company’s Vice President of Development, was awarded $46,000 in respect of the year ended December 31, 2005. Consistent with previous years, the amount of Mr. Wright’s annual incentive bonus was determined as a percentage of his annual salary based on corporate and acquisition performance criteria and equaled 18% of his annual base salary for 2005.

In addition, in December, 2005 the Committee awarded a discretionary $2 million cash bonus to Alan B. Miller. The bonus was awarded in recognition of Mr. Miller’s role in the Company’s investment and subsequent divestiture in an operating company that owned 14 acute care hospitals located in France which resulted in an after-tax gain of approximately $121 million or $1.93 per diluted share during 2005. The bonus was not awarded pursuant to the Company’s Executive Incentive Plan.

In March 2006, the Committee approved specific bonus formula for the determination of annual incentive compensation for the Company’s executive officers pursuant to the Executive Incentive Plan in respect of the year ending December 31, 2006. Under the formula approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2006 base salary as a target bonus. The following table shows each executive officer’s target bonus as a percentage of his or her base salary for 2006:

Name	Title	Target Award
Alan B. Miller	Chief Executive Officer, President and Chairman of the Board	75%
Steve G. Filton	Senior Vice President and Chief Financial Officer	50%
Kevin J. Gross	Senior Vice President	50%
Debra K. Osteen	Senior Vice President	50%
Richard C. Wright	Vice President Development	40%

Pursuant to the Executive Incentive Plan and the formula approved by the Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of earnings per share from continuing operations (as defined below) and (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2006. In addition, with respect to Messrs. Gross and Wright and Ms. Osteen, 25% of their annual incentive bonus for 2006 will be determined using corporate performance criteria and the remaining 75% will be determined using divisional performance criteria based on achievement of specified pre-tax income targets or, with respect to Mr. Wright, based on the achievement of specified operating income targets of designated acquired facilities. Continuing operations shall mean the Company’s net income before taxes as reported in its audited consolidated financial statements for the relevant fiscal year, adjusted to eliminate, with respect to such fiscal year, write downs, significant litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported Company results, extraordinary, unusual or non-recurring items, effects of financing activities, restructuring expenses, non-operating items, acquisition expenses, gains/losses from divestitures that would be reported as discontinued operations and expenses and insurance recoveries that are the direct result of a major casualty or natural disaster.

Long-Term Incentives

Stock options are granted from time to time to reward key employees’ contributions. The grant of options is based primarily on a key employee’s potential contribution to the Company’s growth and profitability. Options are granted at the prevailing market value of the Company’s Common Stock and will only have value if the Company’s stock price increases. Generally, grants of options vest in equal amounts over four years and key employees must be employed by the Company for such options to vest.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

During the third quarter of 2002, this Loan Program was terminated. As a replacement long-term incentive plan, the Compensation Committee of the Company’s Board of Directors approved the issuance of 197,260 shares (net of cancellations as of March 31, 2006) of restricted stock at $51.15 per share ($10.1 million in the aggregate) (“Restricted Stock”) to various officers and employees pursuant to the Company’s 2001 Key Employees’ Restricted Stock Purchase Plan. The number of shares and the current value of the Restricted Stock issued to each employee were based on the estimated benefits lost by that employee as a result of the termination of the Loan Program. 68,457 of these Restricted Stock awards vested on September 30, 2005, and the remaining unvested shares are scheduled to vest ratably on the fourth and fifth anniversary dates of the award.

In March 2006, the Committee approved the issuance of 200,000 restricted shares of the Company’s Class B Common Stock to Alan B. Miller, the Company’s Chief Executive Officer and Chairman of the Board, pursuant to the Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan (the “2001 Plan”). Subject to the satisfaction of the performance criteria set forth below, 50% of the shares of restricted stock will vest on each of March 15, 2007 and March 15, 2008, if Mr. Miller remains employed by the Company through each applicable vesting date. In the event that Mr. Miller’s employment with the Company is terminated by reason of disability, retirement or death, that portion of shares of restricted stock that would have otherwise vested within three months (or, in the case of death, twelve months) after the date of such termination will vest. Additionally, 100% of the shares of restricted stock are subject to forfeiture in the event that Company does not achieve a specified earnings per share from continuing operations (as defined in Short-Term Incentive Awards above) for 2006.

In March 2005, Alan B. Miller was granted 319,340 restricted shares of the Company’s Class B Common Stock, pursuant to the 2001 Plan, which were scheduled to vest ratably on the first, second and third anniversary dates of the award, subject to the satisfaction of certain performance criteria. 200,000 of the restricted shares were subject to forfeiture in the event that the Company did not achieve specified earnings per share from continuing operations for 2005, and the remaining 119,340 restricted shares were subject to forfeiture in the event that the Company did not achieve a specified return of capital for 2005. 200,000 shares of restricted stock were forfeited in March 2006 as a result of the Company’s failure to achieve the 2005 earnings per share from continuing operations target required under the terms of the original grant of such restricted stock. In March 2006, 39,780 of the remaining 119,340 shares of restricted stock vested. The remaining unvested shares will vest ratably in March, 2007 and March, 2008.

In March 2005, the Compensation Committee approved grants of five-year options to purchase the Company’s Class B Common Stock to certain of the Company’s executive officers pursuant to the Company’s Amended and Restated 1992 Stock Option Plan. One quarter of the options granted to each such executive officer will vest on the first, second, third and fourth anniversary dates of the award if that executive officer remains employed by the Company through each applicable vesting date. The following table sets forth the number of options granted to the listed executive officers of the Company on March 15, 2005:

Name	Title	Number of Options
Alan B. Miller	Chief Executive Officer, President and Chairman of the Board	90,000
Steve G. Filton	Senior Vice President and Chief Financial Officer	35,000
Debra K. Osteen	Senior Vice President and President Behavioral Health Operations	35,000
Richard C. Wright	Vice President Development	20,000

In addition, in March 2005, Marc D. Miller, Vice President of the Company and son of Alan B. Miller, the Company’s Chief Executive Officer and Chairman of the Board of Directors, received an option to purchase 20,000 shares of our Class B Common Stock at an exercise price of $48.85 per share. These options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant and expire on the fifth anniversary date.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during 2005 adequately reflect the Company’s compensation goals and policies.

The Committee intends that performance-based compensation (including annual incentive awards under the Executive Incentive Plan and performance-based restricted stock awards under the 2001 Plan) awarded to our named executive officers will be, to the extent practicable, eligible for the performance-based compensation exception to the $1 million deduction limitation under Section 162(m) of the Code, but will in certain circumstances award compensation not eligible for such exception. The portion of Mr. Miller’s 2005 base salary exceeding $1 million will not be deductible by the Company by virtue of Section 162(m) of the Code. Nor will the $2 million of discretionary bonus paid to Mr. Miller in December 2005.

COMPENSATION COMMITTEE

Leatrice Ducat

John H. Herrell

Robert A. Meister

John F. Williams, Jr., M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is composed of Leatrice Ducat, John H. Herrell, Robert A. Meister and John F. Williams, Jr., M.D. All the members of the Compensation Committee are independent directors and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

COMPENSATION OF DIRECTORS

During 2006, each non-employee director will receive an annual retainer of $40,000 for service on the Board of Directors. Additionally, during 2006, John H. Herrell, Chairperson of the Audit Committee, will receive an annual retainer of $10,000 for his service in that capacity and Leatrice Ducat and Robert H. Hotz, members of the Audit Committee, will receive an annual retainer of $2,500 each. Also during 2006, Leatrice Ducat, Chairperson of the Compensation Committee and Robert H. Hotz, Chairperson of the Nominating and Governance Committee will receive annual retainers of $5,000 each for their services in the respective capacities. Each non-employee director will be paid a meeting fee of $1,000 for participation in each committee meeting in excess of 30 minutes. All retainers and meeting fees will be paid in cash.

During 2005, the non-employee directors were compensated $26,667 each for their service on the Board of Directors. The fees paid during 2005 were pro-rated accordingly to reflect a non-employee director fee increase approved by the Compensation Committee of the Board of Directors on September 28, 2005. John H. Herrell was paid an additional $6,667 as Chairperson of the Audit Committee and an additional $4,000 for meeting fees. Robert Hotz was paid an additional $2,500 as an audit committee member fee, $1,667 as Chairperson of the Nominating and Governance Committee and an additional $5,000 for meeting fees. Leatrice Ducat was paid an additional $2,500 for an audit committee member fee, $1,667 as Chairperson of the Compensation Committee and $6,000 for meeting fees. John F. Williams, Jr., M.D. was paid an additional $2,000 for meeting fees and Robert A. Meister was paid an additional $1,000 for meeting fees.

On September 28, 2005, Ms. Ducat, Dr. Williams and Messrs. Herrell, Hotz, Meister and Pantaleoni each received an option to purchase 10,000 shares of our Class B Common Stock at an exercise price of $47.80 per share.

On September 17, 2004, Robert A. Meister received an option to purchase 10,000 shares of our Class B Common Stock at an exercise price of $43.48 per share.

On March 19, 2003, Ms. Ducat, Dr. Williams and Messrs. Herrell, Hotz and Pantaleoni, each received an option to purchase 10,000 shares of our Class B Common Stock at an exercise price of $38.50 per share. Additionally on March 19, 2003, Messrs. Hotz and Pantaleoni each received an option to purchase 10,000 shares of our Class B Common Stock at an exercise price of $38.50 per share. These options granted to Messrs. Hotz and Pantaleoni were exercisable immediately and expire five years after the date of grant.

Unless otherwise indicated, all the above options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after the date of grant. The options expire five years after the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Miller, our Chairman and Chief Executive Officer, is a member of the Board of Directors of Broadlane, Inc. In addition, we and certain members of our executive management own approximately 6% of the outstanding shares of Broadlane, Inc. as of December 31, 2005. Broadlane, Inc. provides contracting and other supply chain services to us and various other healthcare organizations.

Anthony Pantaleoni is Of Counsel to Fulbright & Jaworski L.L.P., the law firm we use as our principal outside counsel. This law firm also provides personal legal services to our Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of the Chief Executive Officer and his family.

In 2005, we invested $3.3 million for a 25% ownership interest in an information technology company that provides laboratory information system and order management technology to many of our acute care hospitals. During 2004, we also committed to pay this company a license fee totaling $25.3 million over a five-year period, of which $8.6 million has been paid as of December 31, 2005.

In 2005, we paid Marc D. Miller, nominee to the Board of Directors, Vice President of the Company and the son of Alan B. Miller, our Chief Executive Officer and Chairman of the Board, a salary of $320,846 and an automobile allowance of $7,800. In addition, in March of 2006, the Compensation Committee authorized a discretionary payment of $35,000 to Mr. Miller in recognition of his efforts in directing the Company’s acute care division during the period that the Company’s Senior Vice President-Acute Care Operations position was vacant. Also during 2005, Mr. Miller realized $85,100 of value from the exercise of options to purchase 4,750 shares of our Class B Common Stock and realized $9,527 from the vesting of restricted stock. In March 2005, Mr. Miller received an option to purchase 20,000 shares of our Class B Common Stock at an exercise price of $48.85 per share. These options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant and expire on the fifth anniversary date. Mr. Miller was assigned a 2006 target incentive bonus under the hospital incentive plan of 30% to 100% of his base salary for 2006. 25% of Mr. Miller’s incentive bonus for 2006 will be determined using acute care hospitals’ divisional performance criteria based on the achievement of specified pre-tax income targets and the remaining 75% percent will be determined using regional acute care hospitals’ performance criteria based on achievement of specified pre-tax income targets.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Company, S&P 500 and Peer Group)

	2000	2001	2002	2003	2004	2005
UNIVERSAL HEALTH SERVICES	$100.00	$76.56	$80.72	$96.29	$80.31	$84.88
S&P 500 INDEX	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
PEER GROUP	$100.00	$98.94	$78.45	$84.61	$77.25	$85.57

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for us, the peer group, the old peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 2000.

The above graph compares our performance with that of the S&P 500 Composite and a group of peer companies, where performance has been weighted based on market capitalization. Companies in the peer group, which consist of companies in the S&P 400 Health Care Facilities Index (in which we are also included), the S&P 500 Health Care Facilities Index and the S&P 600 Health Care Facilities Index, are as follows: HCA Inc., Health Management Associates, LifePoint Hospitals, Inc., Province Healthcare Company (acquired by LifePoint Hospitals, Inc. during 2005), Tenet Healthcare Corporation and Triad Hospitals, Inc.

BOARD OF DIRECTORS

Meetings of the Board of Directors.    Regular meetings of the Board of Directors are generally held every other month, while special meetings are called when necessary. Before each Board of Directors or committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2005, there were six Board of Directors meetings. Leatrice Ducat attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which she served. John F. Williams, Jr., M.D. attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served. All other current directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees of the Board of Directors on which they served. Board of Directors members are expected to attend the Annual Meeting of Stockholders. Four Board members attended the 2005 Annual Meeting of Stockholders.

Stockholders who wish to send communications to the Board of Directors or an individual director should address such communications to Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Our Corporate Governance Guidelines provide that the Board of Directors shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board of Directors, executive sessions where non-management directors (i.e., directors who are not our officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). The non-management directors shall select the presiding director for executive sessions by rotating the position on an annual basis among the independent directors. Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board of Directors as a group by writing to that person or group at Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406.

We are eligible to be treated as a controlled company under New York Stock Exchange Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which is entitled to elect 80% of the entire Board of Directors and constitutes more than 50% of our aggregate voting power. New York Stock Exchange Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. We have elected to avail ourselves of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. We currently intend to have a majority of independent directors on our Board of Directors and a majority of independent directors on our Compensation Committee and Nominating & Governance Committee.

Our Board of Directors has affirmatively determined that five of its seven current members (Leatrice Ducat, John H. Herrell, Robert H. Hotz, Robert A. Meister and John F. Williams, Jr., M.D.) are independent directors under the New York Stock Exchange listing standards. Marc D. Miller, a director nominee who has been nominated to fill the vacancy on the Board of Directors and be the eighth director, will not be an independent director. In determining independence, the Board of Directors affirmatively determines each year whether directors have any material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. The Board of Directors has concluded that no material relationship exists between us and any of our independent directors, other than each such person’s position as one of our directors.

The Executive Committee, the Compensation Committee, the Audit Committee, the Nominating & Governance Committee and the Finance Committee are the standing committees of the Board of Directors.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors, to advise and aid our officers in all matters concerning the management of the business and, while the Board of Directors is not in session, has the power and authority of the Board of Directors to the fullest extent permitted under law. The Executive Committee met twice in 2005. Members of the Committee are Alan B. Miller, Robert H. Hotz and Anthony Pantaleoni.

Compensation Committee.    The Compensation Committee reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board of Directors, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities. This Committee met twice and took action through unanimous written consent six times during 2005. The members of this Committee are Leatrice Ducat, John H. Herrell, Robert A. Meister and John F. Williams, Jr., M.D.

Audit Committee.    The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of our financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of our internal audit function and independent auditors, the independent auditors’ qualifications and independence and our compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended.

The Board of Directors has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange and is financially literate and that John H. Herrell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise. The Audit Committee met nineteen times and took action through unanimous written consent once during 2005. Members of this Committee are John H. Herrell, Robert H. Hotz and Leatrice Ducat. No member serves on the audit committee of more than three public companies.

Nominating & Governance Committee.    The Nominating & Governance Committee was established, with respect to those directors who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the our Restated Certificate of Incorporation, for the purpose of assisting the Board of Directors by identifying individuals who are qualified, consistent with criteria approved by the Board of Directors, to become directors, and to recommend to the Board of Directors Class B and D director nominees for the next annual meeting of stockholders at which a Class B and D director is to be elected, developing and recommending to the Board of Directors a set of corporate governance principals in the form of our corporate governance guidelines, leading and overseeing the Board of Directors in its annual review of the performance of the Board of Directors and our management and recommending to the Board director nominees for each committee of the Board. The Committee provides such assistance in identifying and recommending Class A and Class C Common Stock director nominees as may be requested by the entire Board of Directors. This Committee adopted our Corporate Governance Guidelines. This Committee met twice in 2005. The members of this Committee are Leatrice Ducat, Robert H. Hotz and John F. Williams, Jr. M.D. The members of the Nominating & Governance Committee are independent pursuant to the listing standards of the New York Stock Exchange.

In light of the concentration of over 95% of the voting power of our Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for directors that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock. The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board.

The Nominating & Governance Committee will consider Class B and D director nominees recommended by stockholders. Under our Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common stockholders is limited to 20% of the entire Board of Directors, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance

Committee c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next Annual Meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Directors decides to increase the number of directors.

The Nominating & Governance Committee identifies and evaluates committee-recommended Class B and D director nominees considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Directors and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Directors and our governance. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D director candidates.

Finance Committee.    The Finance Committee is responsible for reviewing our overall long-term financial planning. The Finance Committee did not meet in 2005. Members of this Committee are Robert H. Hotz, Alan B. Miller and Anthony Pantaleoni.

A current copy of the our Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on the our website at www.uhsinc.com. Copies of these documents also are available in print free of charge to any stockholder who requests them. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

AUDIT COMMITTEE REPORT

The Board of Directors is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s consolidated financial statements;

•	changes in our accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised, and adopted and approved by the Board of Directors in March 2004. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2005:

•	First, the Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits.

•	Second, the Audit Committee met with the independent auditors, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	Third, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

•	Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

•	Finally, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Company’s consolidated financial statements with the Board of Directors and discussed with KPMG LLP during the 2005 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with it its independence. Based on these discussions with KPMG LLP and the consolidated financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2005 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Leatrice Ducat

RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG LLP (“KPMG”) served as our independent auditors during 2005, 2004 and 2003 and has been selected to serve in that capacity for the 2006 fiscal year. It is anticipated that KPMG representatives will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2005 and 2004:

	2005	2004
Audit fees	$1,819,000	$2,100,000
Audit-related fees	150,474	179,500
Tax fees	457,509	251,000
All other fees	7,245	8,000

Total	$2,434,228	$2,538,500

Audit fees consisted of services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2005 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings.

Fees for audit-related fees consisted of services billed in 2005 and 2004 consisted primarily of agreed upon procedures and program specific audits for us and our subsidiaries.

Fees for tax services billed in 2005 and 2004 consisted primarily of preparation of federal and state income tax returns for certain of our subsidiaries and consultation on various tax matters related to us and our subsidiaries.

All other fees in both 2005 and 2004, relate to services provided for cost reporting matters.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 20, 2006

PROXY

CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 17, 2006

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. (the “Company”) held of record by the undersigned on April 6, 2006 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 17, 2006, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

The Board of Directors recommends a vote FOR Proposals I through III.

I.    The Election of John H. Herrell

         ☐  For                         ☐  Withhold Authority

II.    The Election of Leatrice Ducat

         ☐  For                         ☐  Withhold Authority

III.   The Election of Marc D. Miller

         ☐  For                         ☐  Withhold Authority

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF JOHN H. HERRELL, LEATRICE DUCAT AND MARC D. MILLER AS DIRECTORS.

PROXY

CLASS B
COMMON STOCK
CLASS D
COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Annual Meeting
of
Universal Health Services, Inc. Stockholders

Wednesday, May 17, 2006
10:00 a.m.
Universal Corporate Center
367 South Gulph Road
King of Prussia, PA.

Agenda

* Election of three Directors by the holders of Class A and Class C Common Stock
* Discussion on matters of current interest
* Holders of Class B and Class D Common Stock are NOT being asked to vote on any currently contemplated proposals at the Annual Meeting. Please return the signed proxy card to grant discretionary authority with respect to such other matters as may properly come before the Annual Meeting

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting and Class B and Class D Common Stock holders are entitled to vote.

Signature

Signature

Date

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

FOLD AND DETACH HERE

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Please mail back your proxy card.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting and Class B and Class D Common Stock holders are entitled to vote.

Signature

Signature

Date

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

FOLD AND DETACH HERE

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Please mail back your proxy card.